Exhibit 99(a)

Folksamerica Holding Co.
401(k) Savings and Investment Plan
Financial Statements for the years ended
December 31, 2006 and 2005

Folksamerica Holding Co.
401(k) Savings and Investment Plan
December 31, 2006 and 2005
Table of Contents

Page (s)
Report of Independent Registered Public Accounting Firm	1

Financial Statements:

Statements of Net Assets Available for Benefits as of December 31, 2006 and 2005	2

Statements of Changes in Net Assets Available for Benefits for the years ended December 31, 2006 and 2005	3

Notes to Financial Statements	4

Supplemental Schedule*

Supplemental Data Required by the Department of Labor

Schedule H, line 4(i) — Schedule of Assets (Held at End of Year)	9

*                    Other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 (ERISA) have been omitted because they are not applicable.

Report of Independent Registered Public Accounting Firm

To the Participants and Administrator of
Folksamerica Holding Co. 401(k) Savings and Investment Plan:

In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of Folksamerica Holding Co. 401(k) Savings and Investment Plan (the “Plan”) at December 31, 2006 and 2005, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Plan’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole.  The supplemental Schedule of Assets (Held at End of Year) as of December 31, 2006 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974.  The supplemental schedule is the responsibility of the Plan’s management.  The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ PricewaterhouseCoopers LLP

New York, New York
June 29, 2007

Folksamerica Holding Co.
401(k) Savings and Investment Plan
Statements of Net Assets Available for Benefits
Years ended December 31, 2006 and 2005

	2006	2005
Investments

Funds on deposit with Merrill Lynch Trust Company of New York, at fair value	$37,403,898	$32,232,762
Loans to participants	400,745	372,676

Total investments	37,804,643	32,605,438

Receivables:
Employer contributions	115,418	93,631
Participant contributions	228,968	196,259

Adjustment from fair value to contract value for fully benefit-responsive investment contracts	147,546	141,469

Net assets available for benefits	$38,296,575	$33,036,797

See accompanying notes to financial statements.

Folksamerica Holding Co.
401(k) Savings and Investment Plan
Statements of Changes in Net Assets Available for Benefits
Years ended December 31, 2006 and 2005

	2006	2005
Additions to net assets attributed to:
Interest and dividend income	$1,551,284	$1,035,133
Net appreciation/(depreciation) in fair value of investments	1,693,591	(65,829)

Net investment income	3,244,875	969,304

Contributions:
Employer contributions	1,759,076	1,419,100
Participant contributions and rollovers	2,970,558	2,728,122

Total contributions	4,729,634	4,147,222

Transfer of assets from merged plan	0	1,683,132

Deductions from net assets attributed to:
Benefits paid to participants	2,714,641	1,320,852
Other decreases	90	410

Total deductions	2,714,731	1,321,262

Net increase in net assets available for benefits	5,259,778	5,478,396

Net assets available for benefits:
Beginning of year	33,036,797	27,558,401

End of year	$38,296,575	$33,036,797

See accompanying notes to financial statements.

1.              The Plan

Description of Plan

The following brief description of the Folksamerica Holding Co. 401(k) Savings and Investment Plan (the “Plan”) is provided for general information purposes only.  Participants should refer to the Plan agreement for more complete information.  Participants in the Plan include employees of Folksamerica Holding Company, Inc. (“Folksamerica”) and a limited number of employees of White Mountains Insurance Group, Ltd. (“White Mountains”), Folksamerica’s ultimate parent company, and certain affiliates.  Folksamerica and White Mountains are collectively referred to as the “Company”.

The Plan was originally established on January 1, 1981 to provide retirement benefits for eligible employees of Folksamerica.

The Plan is a defined contribution plan subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA).  The Company contributes to the Plan the total amount of salary reduction an employee elects to defer.  Employees may elect to defer from 1% to 25% of their base salary (limited to an annual maximum of $15,000 and $14,000 in 2006 and 2005, respectively).  The Company provides matching contributions equal to 100% of an employee’s elective contribution up to six (6) percent of an employee’s contributed compensation.  The Company may also make additional discretionary contributions to the Plan; however, no such contributions were made in 2006 or 2005.

The Plan is sponsored and administered by the Company (the “Plan Administrator”).  The Company has appointed Merrill Lynch Trust Company of New York (“Merrill Lynch” or “Trustee”) as trustee who is responsible for the management of the Plan’s assets.  Expenses related to the administration of the Plan are paid by the Company.

Eligibility and Participation

Effective, January 1, 2003, employees of the Company, of at least 18 years of age, are eligible for participation in the Plan on their date of hire with matching Company contributions to begin on the first anniversary of the date of hire.  Prior to January 1, 2003, the employee must have completed (1) year of service and have attained the age of 18 to become eligible for participation in the Plan.

Rollover contributions represent vested account balances transferred by participants of the Plan from other plans.

Vesting

Participants are always 100% vested in employee contributions and rollover contributions plus net investment income earned on these amounts.

The Plan provides for full (100%) vesting of the Company’s contributions.  Participants become vested in Company contributions based on years of services as follows:

Years of Service	Percentage
Immediately upon participation	0%
1	0%
2	25%
3	50%
4	75%
5	100%

Transfers

Participants are permitted to change their investment interests on a daily basis subject to certain limits.

Forfeitures

Plan participants who terminate employment for reasons other than retirement, death, or disability will receive the vested portion of their account only.  Amounts forfeited due to terminations of employment are included in the total investments of the plan and will be used to reduce the Company’s future contributions to the Plan.  The unallocated forfeiture amounts were $9,777 and $8,446 for 2006 and 2005, respectively.  Also, in 2006, employer’s contribution was reduced by $8,446 from forfeited accounts.

Participant Loans

The Plan allows loans to participants up to a maximum amount of 50% of the participant’s vested balance not to exceed $50,000.  Loan provisions provide for a term generally not to exceed five years, with interest rates and repayment schedules to be determined by the Plan Administrator.  The interest rates on participant loans outstanding at December 31, 2006 and 2005 range from 5.0% to 9.25%.

Payment of Benefits

Each participant’s accrued benefits, including allocations of Plan earnings, may be paid to the participant upon retirement, death, disability, resignation, discharge, or proven hardship. The normal form of benefit payable under this Plan is a lump sum.

Asset Management

The Trustee of the Plan is also the record keeper and custodian of the Plan’s assets.

Plan Termination

Although it has not expressed any intent to do so, the Company has the right, under the Plan, to suspend contributions, to discontinue contributions, or to terminate the Plan at any time.  In the event of termination, the accounts of the members of the Plan are fully vested and nonforfeitable.

Plan Merger

On June 1, 2005, the Sirius America Insurance Company (“Sirius America”) 401(k) Plan was merged with the Plan. At the time of merger, Sirius America was an indirect wholly owned subsidiary of Folksamerica. In 2006, Sirius America became a direct wholly owned subsidiary of Folksamerica. The assets transferred from Fidelity Investments had a fair value of $1,616,379.  In addition, loan balances of $66,753 were also transferred and merged with the plan.

In August 2006, Sirius America Insurance Company was sold.  As specified in the sale agreement, the employees were to remain on Folksamerica’s payroll and had the option to continue to make contributions to the 401K plan until December 31, 2006.

Effective January 1, 2007 all Sirius America employees are considered terminated vested employees.  These employees had the option of leaving their account balances in the plan or transferring their account balances to their current employer or IRA account. Their loans were transferred to the current employer.

2.            Summary of Significant Accounting Policies

Basis of Presentation

The accompanying statements of net assets available for benefits and changes in net assets available for benefits have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make significant estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the changes in net assets available for benefits during the reporting period.  Actual results could differ from those estimates.

Risks and Uncertainties

The Plan provides for investment options in mutual funds and other investment securities.  Investment securities are exposed to various risks, such as interest rate risk, market risk and credit risk.  Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term would materially affect participant’s account balances and the amounts reported in the statement of net assets available for benefits and the statement of changes in net assets available for benefits.

Investments

As described in Financial Accounting Standards Board Staff Position, FSP AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plan (the FSP), effective for the plan year ending after December 15, 2006, applied retroactively for all periods presented, investment contracts held by a defined contribution plan are required to be reported at fair value.  However, contract value is the relevant measurement attributable for that portion of the net assets available for benefits of a defined contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan.

As required by the FSP, the statement of net assets available for benefits presents the fair value of the investment contracts as well as the adjustment of the fully benefit-responsive investment contracts from fair value to contract value.  The statement of changes in net assets available for benefits is prepared on a contract value basis.

The Plan provides for participant directed investment programs with Merrill Lynch as well as the option for self-directed equity investments (the “Self-Direct RCMA option”), to enhance options available to employees.  Additionally, participants have the option to invest in the publicly traded common shares of White Mountains (NYSE: ‘WTM’).  A description of the investment funds of the Plan is set forth in each fund’s prospectus.

The Plan’s investments are stated at fair value, based on the quoted market price on the last business day of the Plan year.  The Merrill Lynch Retirement Preservation Trust, a collective trust, is valued based on information reported by the investment advisor using the audited financial statements of the collective trust at year-end.

The Plan’s investment in the Merrill Lynch Retirement Preservation Trust is fully benefit-responsive and therefore, contract value is the relevant measurement attribute for that portion of the net assets available for benefits attributable to the fund.  Contract value, as reported to the Plan by Merrill Lynch Bank USA, represents contributions made under the contract, plus earnings, less participant withdrawals and administrative expenses.  Participants may ordinarily direct the withdrawal or transfer of all or portion of their investment at contract value.

Pooled separate account balances (i.e., individual funds) are recorded at fair value and increase and decrease with contributions, withdrawals, and realized and unrealized gains and losses from the assets in the accounts.  The value of each separate account is determined at the close of each business day based on market values of the underlying assets.

Contributions from the participants and the employer are recorded in the period in which the payroll deductions are made from Plan participants’ paychecks.  Funds for both employer and employee are remitted to the Plan monthly.

Loans to participants are stated at cost, less principal pay downs, which approximate fair value.

The Plan presents in the statements of changes in net assets available for benefits the net appreciation (depreciation) in the fair value of its investments, which consists of the realized gains or losses and unrealized appreciation (depreciation) on those investments.

3.     Income Taxes

On January 26, 1994, the Plan received its most recent letter of determination from the Internal Revenue Service on its qualification under sections 401(a) and 401(k) of the Internal Revenue Code.  The Plan has subsequently been amended; however, the Plan Administrator and the Plan’s counsel believes that the Plan continues to be designed and operated in accordance with the requirements for qualification.

4.     Investments

Investments, at fair value, that represent five percent or more of the Plan’s net assets at December 31, 2006 and 2005 are separately identified as follows:

	2006	2005
Merrill Lynch Retirement Preservation Trust Fund & Other	$7,453,624	$7,918,227
White Mountains Insurance Group, Ltd.	5,580,869	4,689,805
Davis Venture Fund	3,141,811	2,915,792
Blackrock S&P 500 Index	3,128,711	3,058,958
PIMCO Total Return Fund	2,597,267	2,318,418
Merrill Lynch Fundamental Growth Fund	—	2,028,485
Merrill Lynch Global Allocation Fund	—	1,636,474

Each participant account is credited with the participant’s contributions, which include amounts transferred from other Plans (i.e., rollovers).

During 2006 and 2005, the Plan’s investments (including gains and losses on investments bought and sold, as well as held during the year) depreciated and appreciated in value by $1,693,591 and ($65,829), respectively, as follows:

	2006	2005
Mutual Funds	$1,458,530	$669,310
White Mountains common stock	235,061	(735,139)
	$1,693,591	$(65,829)

5.     Reconciliation of Financial Statements to Form 5500

2006:
Total contributions:

Balance per financial statements	$4,729,634
Accrual of unallocated forfeitures	9,777
Reversal of prior year accrual of unallocated forfeitures	(8,446)
Balance per Form 5500	$4,730,965

Net assets available for benefits — end of year
Balance per financial statements	$38,296,575
Accrual of unallocated forfeitures	9,777
Balance per Form 5500	$38,306,352

2005:
Total contributions:

Balance per financial statements	$4,147,222
Accrual of unallocated forfeitures	8,446
Balance per Form 5500	$4,155,668

Net assets available for benefits — end of year
Balance per financial statements	$33,036,797
Accrual of unallocated forfeitures	8,446
Balance per Form 5500	$33,045,243

6.     Related Party Transactions

Certain Plan assets are invested mutual funds and a collective trust of Merrill Lynch & Co. Inc. Merrill Lynch owns an interest in Blackrock, Inc. The Plan’s Trustee is a subsidiary of Merrill Lynch & Co. Inc. and therefore transactions involving Merrill Lynch & Co. Inc. and Blackrock, Inc. mutual funds and the collective trust qualify as party in interest transactions. All administrative fees and expenses of the Plan are paid by Folksamerica. Transactions involving White Mountains common stock are also considered party in interest transactions.

Folksamerica Holding Co.

401(k) Savings and Investment Plan

Supplemental Data Required by the Department of Labor

Schedule H, Line 4(i)—Schedule of Assets (Held at End of Year)

December 31, 2006

	Identity of Issue, Borrower	Description of Investment	Cost**	Current Value
(a)	(b)	(c)	(d)	(e)
*	Merrill Lynch
*		Merrill Lynch Retirement Preservation Trust and other cash accounts		7,453,624
*		White Mountains Insurance Group, Ltd. (common stock)		5,580,869
		Davis Venture Fund		3,141,811
*		Blackrock S&P 500 Index		3,128,711
		PIMCO Total Return Fund		2,597,267
		Oppenheimer Quest Balanced Value Fund		1,787,899
*		Blackrock Global Allocation Fund		1,782,149
*		Blackrock Fundamental Growth Fund		1,545,477
*		Blackrock Value Fund		1,536,496
		Thornburg International Value Fund		1,412,159
*		Blackrock Balance Capital Fund		1,382,948
		Self-Direct RCMA Option		1,022,940
		American Growth Fund of America		799,377
		American Mutual Fund		710,481
		AIM Advanced Real Estate Fund		701,781
		Delaware Corp Bond		701,229
		Pioneer Mid Cap Value Fund		499,527
*		Blackrock Small Cap Index		443,086
		AIM International Equity Fund		423,409
		Van Kampen Emergency Growth Fund		371,654
		Ivy International Core Equity Fund		268,371
		Loomis Sayles Strategic Income		74,203
		Pioneer High Yield Fund		26,760
		Evergreen Allocation Fund		7,363
		Pioneer Europe Fund		4,307
				$37,403,898
*	Participant loans	Interest rates, 5.0% to 9.25%		$400,745

*                    Denotes party-in-interest

**             Cost not applicable since participants direct investments